Exhibit 99.1
FOR IMMEDIATE RELEASE

   Wynn Resorts, Limited Announces Approval of Amendment to Credit Agreement

         LAS VEGAS, NEVADA (June 21, 2005) - Wynn Resorts, Limited announced today that its wholly owned subsidiary, Wynn Las Vegas, LLC ("Wynn Las Vegas"), has received unanimous approval from its lenders to amend its credit agreement. The proposed amendment will extend the deadline for approval of the Encore at Wynn Las Vegas project ("Encore") from June 30, 2005 to December 31, 2005. The credit agreement amendment is conditioned on the approval of similar amendments to the indenture relating to the 6-5/8% First Mortgage Notes due 2014 issued by Wynn Las Vegas and Wynn Las Vegas Capital Corp. (the "Issuers").

         The Issuers have undertaken a consent solicitation to amend the indenture relating to their 6-5/8% First Mortgage Notes due 2014 (the "Notes"), including: (i) an extension of the deadline for approval of the budget and the plans and specifications for Encore from June 30, 2005 to December 31, 2005, and (ii) an extension of the outside date for completion of Encore from March 31, 2008 to December 31, 2008. The consent solicitation is scheduled to expire on June 24, 2005.

         Due to demand for Wynn Las Vegas, continued strength in the Las Vegas market, and the desire to maximize the potential of their real estate assets, the Issuers continue to enlarge and refine the scope of Encore, which has been elevated to the status of a free standing casino resort that will be fully integrated with Wynn Las Vegas. The primary purpose of the proposed amendments is to give the Issuers additional time to finalize the scope of Encore.

         Wynn Resorts is traded on the Nasdaq stock exchange under the ticker symbol "WYNN" and, since December 2004, it has been part of the NASDAQ-100 Index. Wynn Las Vegas, a luxury hotel and destination casino resort located on the Las Vegas Strip, opened to the public on April 28, 2005. Wynn Las Vegas features 2,716 luxurious guest rooms and suites; an approximately 111,000 square foot casino; 22 food and beverage outlets; an on-site 18-hole golf course; approximately 223,000 square feet of meeting space; an on-site Ferrari and Maserati dealership; and approximately 76,000 square feet of retail space. For more information, visit www.wynnlasvegas.com.

CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited